- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A

                            ------------------------

                                 CURRENT REPORT

                            ------------------------

           AMENDMENT NO. 2 TO APPLICATION OR REPORT FILED PURSUANT TO
         SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                          DATE OF REPORT: JULY 1, 1996

                            ------------------------

                            UROHEALTH SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                               OF INCORPORATION)

                   1-11150                                      98-0122944
                 (COMMISSION                                  (IRS EMPLOYER
                 FILE NUMBER)                             IDENTIFICATION NUMBER)

                            ------------------------

                            5 CIVIC PLAZA, SUITE 100
                        NEWPORT BEACH, CALIFORNIA 92660
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (714) 668-5858
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

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- --------------------------------------------------------------------------------

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS


ACQUISITION OF CERTAIN ASSETS OF O.R. CONCEPTS, INC.



     On June 5, 1996, Urohealth Systems, Inc. ("Urohealth" or the "Company") acquired certain assets of O.R. Concepts, Inc. pursuant to an Asset Purchase Agreement dated June 5, 1996 among Urohealth, O.R. Concepts, Inc., a Texas Corporation, and Vital Signs, Inc., a New Jersey Corporation. The acquired assets are used in the development, manufacture, and marketing of laparoscopic surgery products and accessories.



     The purchase price for the acquired assets was $2,786,000, payable in cash upon the closing of the transaction. The purchase price was funded using a portion of the proceeds from the sale of Urohealth's 8.75% Convertible Subordinated Debentures (the "Debentures").



ACQUISITION OF THE INTERMED GROUP, INC.



     On July 1, 1996, Urohealth acquired The Intermed Group, Inc., a Delaware corporation ("Intermed"), pursuant to the terms of the Agreement and Plan of Merger dated as of June 1, 1996 between Urohealth, Urohealth, Inc. (California), and Intermed. Intermed is engaged in the development, manufacture and marketing of disposable medical products.



     Under the terms of the agreement, Intermed was merged into Urohealth, Inc. (California), and each outstanding share of common stock of Intermed was converted into the right to receive .1242575 shares of Urohealth Common Stock, plus cash in the amount of $1.21. Upon consummation of the merger, approximately 149,306 shares of Urohealth Common Stock were issued and cash of $1,462,412 was paid in exchange for all of the outstanding shares of Intermed common stock. The cash portion of the purchase price was funded using a portion of the proceeds from the sale of the Debentures.


ACQUISITION OF RICHARD-ALLAN MEDICAL INDUSTRIES, INC.


     Urohealth Systems, Inc. ("Urohealth") entered into an Agreement and Plan of Merger with Richard-Allan Medical Industries, Inc.("Richard-Allan"), an Illinois corporation. The merger was completed on August 14, 1996. The Company used $30.0 million of a term and revolving credit facility to finance the cash portion of the purchase price for Richard-Allan. The purchase price totalling $55.5 million consists of $27.5 million in cash payable at closing, $27.5 million of Urohealth common stock valued at $13.19 per share and approximately $500,000 in direct acquisition costs. In addition, the Company acquired the real estate on which the Richard-Allan facility is located from a partnership for $4.5 million, consisting of a cash payment of $1.5 million and a note for the balance of the purchase price. Richard-Allan manufactures and markets minimally invasive and general surgery products.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED


           Management's Discussion and Analysis of Financial Condition and Results of Operations for the three months ended June 30, 1996 compared to the three months ended June 30, 1995.



           Unaudited financial statements of Richard-Allan for the three months ended June 30, 1995 and 1996.



           Financial statements of Richard-Allan for the fiscal periods ended June 30, 1994, 1995 and March 31, 1996, together with Report of Independent Accountants


     (B) PRO FORMA FINANCIAL INFORMATION


           Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1996



           Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended June 30, 1996


           Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended March 31, 1996

           Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

     (C) EXHIBITS

     The following exhibits are filed as a part of this report:


EXHIBIT
NUMBER                                          DESCRIPTION
- -------     -----------------------------------------------------------------------------------
   2.1*     Asset Purchase Agreement dated June 5, 1996, by and between Urohealth Systems,
            Inc., O.R. Concepts, Inc., and Vital Signs, Inc.
   2.2*     Agreement and Plan of Merger dated as of June 1, 1996 between Urohealth Systems,
            Inc., Urohealth, Inc. (California), and The Intermed Group Inc.
   2.3*     Agreement and Plan of Merger dated as of July 5, 1996 between Urohealth Systems,
            Inc., Urohealth, Inc. (California), and Richard-Allan Medical Industries, Inc.


- ---------------
* Filed previously

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          UROHEALTH SYSTEMS, INC.
                                          (Registrant)

                                          By: /s/ CHARLES A. LAVERTY
                                             -----------------------------------
                                               Charles A. Laverty
                                               Chief Executive Officer


Date: September 25, 1996

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


THREE MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE MONTHS ENDED JUNE 30, 1995


     Net Sales. For the quarter ended June 30, 1996, net sales of $5,766,000 were $576,000 or 11% higher than sales of $5,190,000 for the same period in 1995. This increase was largely due to higher sales of the Company's minimally invasive surgical products.


     Gross Profit. For the quarter ended June 30, 1996, gross profit increased $438,000 or 20% over the same period in 1995. The gross margin percentage increased from 43% to 46% for the quarter ended June 30, 1996 largely due to sales growth in the Company's higher margin product line.



     Selling, General and Administrative. Selling, general and administrative expenses for the quarter ended June 30, 1996 decreased $565,000 or 16% over the same period in 1995 due to lower legal expenses partially offset by higher selling expenses associated with the expansion of the Company's sales force.


     Research and Development. Research and development costs for the quarter ended June 30, 1996 increased $60,000 or 20% over the same period in 1995 due to the Company's increased focus on internally developed technology.


     Interest Expense. Interest expense for the quarter ended June 30, 1996 decreased $62,000 or 44% over the same period in 1995, primarily due to decreased borrowing on the Company's line of credit.


LIQUIDITY AND CAPITAL RESOURCES


     Through June 1996 the Company's operations have been funded by borrowing on term loans and lines of credit. In connection with the acquisition of the Company by Urohealth Systems, Inc., on August 14, 1996, the existing line of credit was repaid and cancelled. The Company has working capital of $712,000 at June 30, 1996, and has had negative cash flows from operations for the last three years ended June 30, 1996.


BUSINESS RISKS

     Except for the historical information contained herein, the matters discussed in this report are forward looking statements that involve risks and uncertainties. Potential risks and uncertainties include, without limitation, historical operating losses, dependence on new products, ability to manage growth, reliance on patents and proprietary rights, government regulation and required approvals, potential healthcare reform, competition, and dependence on management.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY


                     CONDENSED CONSOLIDATED BALANCE SHEETS





                                                                        MARCH 31,      JUNE 30,
                                                                          1996           1996
                                                                        ---------     -----------
                                                                                      (UNAUDITED)
                                                                             (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...........................................    $   20         $   18
  Accounts receivable, less allowance for doubtful accounts of $8.....     3,116          3,472
  Refundable income taxes.............................................       376            510
  Inventories.........................................................     1,251          1,141
  Prepaid expenses....................................................        --            115
                                                                          ------         ------
          Total current assets........................................     4,763          5,256
Property and equipment, net...........................................     4,408          4,452
Other assets..........................................................        64             80
                                                                          ------         ------
                                                                          $9,235         $9,788
                                                                          ======         ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Checks issued against future deposits...............................    $  340         $  525
  Accounts payable....................................................     2,315          2,140
  Compensation and commissions........................................       578            879
  Other current liabilities...........................................       376            780
  Current maturities of long-term debt................................       160            220
                                                                          ------         ------
          Total current liabilities...................................     3,769          4,544
Long-term debt, less current maturities...............................     2,347          2,648
Commitments and Contingencies
Stockholders' equity:
  Preferred stock $5 par value:
     authorized -- 150,000 shares; issued -- 7,534 shares.............        38             38
  Common stock $1 par value:
     authorized -- 50,000 shares; issued -- 4,645 shares..............         5              5
  Retained earnings...................................................     3,118          2,597
  Treasury stock, at cost:
     7,534 shares preferred stock and 113 shares common stock.........       (63)           (63)
  Foreign currency translation adjustments............................        21             19
                                                                          ------         ------
          Total stockholders' equity..................................     3,119          2,596
                                                                          ------         ------
                                                                          $9,235         $9,788
                                                                          ======         ======



     See accompanying notes to condensed consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY


           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)


                                                                         THREE MONTHS ENDED
                                                                              JUNE 30,
                                                                      ------------------------
                                                                        1995            1996
                                                                      ---------       --------
Net sales...........................................................    $ 5,190         $5,766
Cost of sales.......................................................      2,984          3,122
                                                                        -------         ------
                                                                              -              -
Gross profit........................................................      2,206          2,644
Operating expenses:
  Selling, general and administrative...............................      3,425          2,860
  Research and development..........................................        300            360
  Interest expense, net.............................................        142             80
                                                                        -------         ------
                                                                              -              -
                                                                          3,867          3,300
                                                                        -------         ------
                                                                              -              -
Loss from continuing operations before income taxes.................     (1,661)          (656)
Income taxes (credits)..............................................     (2,914)          (134)
                                                                        -------         ------
                                                                              -              -
Income (loss) from continuing operations............................      1,253           (522)
Discontinued operations:
  Income from operations, less applicable income taxes of $172......        323             --
  Gain on sale, less applicable income taxes of $4,845..............      9,405             --
                                                                        -------         ------
                                                                              -              -
                                                                          9,728             --
                                                                        -------         ------
                                                                              -              -
Net income (loss)...................................................    $10,981         $ (522)
                                                                        =======         ======



     See accompanying notes to condensed consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY


           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                           THREE MONTHS ENDED
                                                                                JUNE 30,
                                                                           ------------------
                                                                             1995       1996
                                                                           --------     -----
OPERATING ACTIVITIES
Net income (loss)........................................................  $ 10,981     $(522)
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
     Depreciation and amortization.......................................       155       276
     Gain on sale of discontinued operations.............................   (14,250)       --
     Loss on disposition of property.....................................         5        --
     Changes in operating assets and liabilities:
       Receivables.......................................................     1,844      (357)
       Income taxes......................................................     2,107      (134)
       Inventories.......................................................       315       112
       Other operating assets............................................      (253)     (132)
       Accounts payable..................................................    (1,993)        9
       Other operating liabilities.......................................       373       704
                                                                           --------     -----
Net cash used in operating activities....................................      (716)      (44)
INVESTING ACTIVITIES
Capital expenditures.....................................................      (265)     (319)
Proceeds from sale of discontinued operations, net of expenses...........    14,746        --
                                                                           --------     -----
Net cash provided by (used in) investing activities......................    14,481      (319)
FINANCING ACTIVITIES
Principal payments under capital lease obligations.......................       (33)      (19)
Principal payments under long-term debt..................................    (3,751)      (11)
Net borrowings (repayment) under revolving line-of-credit agreement......    (4,000)      391
Repurchase of common stock...............................................    (3,000)       --
                                                                           --------     -----
Net cash provided by (used in) financing activities......................   (10,784)      361
                                                                           --------     -----
Increase (decrease) in cash and cash equivalents.........................     2,981        (2)
Cash and cash equivalents at beginning of period.........................        22        20
                                                                           --------     -----
Cash and cash equivalents at end of period...............................  $  3,003     $  18
                                                                           ========     =====



     See accompanying notes to condensed consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                 JUNE 30, 1996


1.   INTERIM REPORTING

BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of Richard-Allan Medical Industries, Inc. (the "Company") and its subsidiary. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the Company's condensed consolidated financial position as of June 30, 1996 and March 31, 1996, its condensed consolidated results of operations for the three month periods ended June 30, 1996 and June 30, 1995, and its condensed consolidated cash flows for the three month periods ended June 30, 1996 and June 30, 1995. The results of operations for the three month period ended June 30, 1996 are not necessarily indicative of those to be expected for the entire year.

2.   DISCONTINUED OPERATION


     In May 1995, the Company sold the assets and operations of its laboratory products division. The proceeds from the sale, net of expenses, were approximately $14.7 million. The condensed consolidated statement of operations for the three months ended June 30, 1995 excludes sales and expenses of the laboratory products division from continuing operations.



3.   INVENTORIES


     Inventories are carried at the lower of cost or market. Cost is determined on last-in, first-out (LIFO) method.


                                                                                    JUNE 30,
                                                                                      1996
                                                                    MARCH 31,      -----------
                                                                       1996
                                                                    ----------     (UNAUDITED)
                                                                          (IN THOUSANDS)
    Finished Goods................................................    $  647         $   612
    Raw Materials.................................................       604             529
                                                                      ------          ------
                                                                      $1,251         $ 1,141
                                                                      ======          ======



4.   LITIGATION



     The Company is subject to lawsuits and claims in the ordinary course of business. Management believes that the ultimate resolution of such lawsuits and claims should not have a material adverse effect on the Company's condensed consolidated financial position or results of operations.



5.   SUBSEQUENT EVENT



     On July 5, 1996, the Company entered into a definitive agreement to be acquired by Urohealth Systems, Inc. (Urohealth). The sale was completed August 14, 1996, at which time the operations of the Company were merged with the operations of Urohealth Systems, Inc.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Richard-Allan Medical Industries, Inc.


     We have audited the accompanying consolidated balance sheets of Richard-Allan Medical Industries, Inc. and Subsidiary as of March 31, 1996 and June 30, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the nine months ended March 31, 1996 and the years ended June 30, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richard-Allan Medical Industries, Inc. and Subsidiary at March 31, 1996 and June 30, 1995 and the consolidated results of their operations and their cash flows for the nine months ended March 31, 1996 and the years ended June 30, 1995 and 1994 in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP


Kalamazoo, Michigan
August 8, 1996, except Note K as to
which the date is August 14, 1996

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS




                                                                          JUNE 30,     MARCH 31,
                                                                            1995         1996
                                                                          --------     ---------
                                                                             (IN THOUSANDS)
ASSETS (NOTE F)
Current assets:
  Cash and cash equivalents.............................................  $ 3,003       $   20
  Accounts receivable, less allowance for doubtful accounts of $8.......    2,993        3,116
  Refundable income taxes...............................................       --          376
  Inventories (Note D)..................................................    1,722        1,251
  Prepaid expenses......................................................      131           --
  Current assets of discontinued operations (Note B)....................      168           --
                                                                          -------       ------
          Total current assets..........................................    8,017        4,763
Property and equipment:
  Land..................................................................       86           86
  Building..............................................................       67           41
  Machinery and equipment...............................................    5,870        6,492
  Furniture and fixtures................................................    1,112        1,208
  Property under capital lease (Note E).................................      509          509
  Leasehold improvements................................................      329          311
  Computer software.....................................................      319          336
                                                                          -------       ------
                                                                            8,292        8,983
  Less accumulated depreciation and amortization........................    4,034        4,575
                                                                          -------       ------
                                                                            4,258        4,408
Other assets............................................................       27           64
                                                                          -------       ------
                                                                          $12,302       $9,235
                                                                          =======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Checks issued against future deposits.................................  $    --       $  340
  Accounts payable......................................................    3,182        2,315
  Compensation and commissions..........................................      578          578
  Income taxes payable..................................................    2,100           --
  Other current liabilities.............................................      549          376
  Current maturities of long-term debt..................................      136          160
                                                                          -------       ------
          Total current liabilities.....................................    6,545        3,769
Long-term debt, less current maturities (Note F)........................    2,157        2,347
Commitments and Contingencies (Note J)
Stockholders' equity (Note F):
  Preferred stock $5 par value:
     authorized -- 150,000 shares; issued -- 7,534 shares
     (1995 -- 9,634)....................................................       48           38
  Common stock $1 par value:
     authorized -- 50,000 shares; issued -- 4,645 shares
     (1995 -- 4,660)....................................................        5            5
  Retained earnings.....................................................    3,604        3,118
  Treasury stock, at cost:
     7,534 shares preferred stock and 113 shares common stock
     (1995 -- 9,634 and 128, respectively)..............................      (80)         (63)
  Foreign currency translation adjustments..............................       23           21
                                                                          -------       ------
          Total stockholders' equity....................................    3,600        3,119
                                                                          -------       ------
                                                                          $12,302       $9,235
                                                                          =======       ======


          See accompanying notes to consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)



                                                                                      NINE MONTHS
                                                            YEAR ENDED JUNE 30,          ENDED
                                                           ----------------------      MARCH 31,
                                                             1994          1995          1996
                                                            -------       -------     -----------
Net sales................................................   $16,852       $19,598       $15,705
Cost of sales............................................     9,566        11,515         8,195
                                                            -------       -------       -------
Gross profit.............................................     7,286         8,083         7,510
Operating expenses (income):
  Selling, general and administrative (Note J):..........     8,953        12,756         7,450
  Research and development...............................     2,421         1,694           765
  Distribution fees......................................       (28)           --            --
  Loss on disposition of property........................       112           340            --
  Interest income........................................       (16)          (38)          (42)
  Interest expense.......................................       602           794           183
  Other..................................................        51            41             9
                                                            -------       -------       -------
                                                             12,095        15,587         8,365
                                                            -------       -------       -------
Loss from continuing operations before income taxes......    (4,809)       (7,504)         (855)
Income taxes (credits) (Note I)..........................      (742)       (3,266)         (376)
                                                            -------       -------       -------
Loss from continuing operations..........................    (4,067)       (4,238)         (479)
Discontinued operations (Note B):
  Income from operations, less applicable income taxes of
     $524 and $734 in 1995 and 1994, respectively........     1,427         1,008            --
  Gain on sale, less applicable income taxes of $4,845...        --         9,405            --
                                                            -------       -------       -------
                                                              1,427        10,413            --
                                                            -------       -------       -------
Net income (loss)........................................   $(2,640)      $ 6,175       $  (479)
                                                            =======       =======       =======


          See accompanying notes to consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)



                                                                                                        FOREIGN
                 PREFERRED STOCK    COMMON STOCK                   COMMON       RETAINED               CURRENCY         TOTAL
                 ---------------   ---------------   PAID-IN        STOCK       EARNINGS   TREASURY   TRANSLATION   STOCKHOLDERS'
                 SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL    SUBSCRIPTIONS   (DEFICIT)   STOCK     ADJUSTMENTS      EQUITY
                 ------   ------   ------   ------   --------   -------------   --------   --------   -----------   -------------
Balance as of
  June 30,
  1993..........    14     $ 68        5     $  5    $    --        $  --       $ 1,083      $(114)      $ (15)        $ 1,027
Net loss........    --       --       --       --         --           --        (2,640)        --          --          (2,640)
Issuance of
  common
  stock.........    --       --        1        1        999           --            --         --          --           1,000
Retirement of
  pledged
  treasury
  stock.........    (2)     (10)      --       --         --           --            (7)        17          --              --
Common stock
  subscription
  by officer
  (Note C)......    --       --       --       --         --          660            --         --          --             660
Foreign currency
  translation
  adjustments...    --       --       --       --         --           --            --         --          30              30
                   ---     ----      ---     ----    -------        -----       -------      -----       -----         -------
Balance as of
  June 30,
  1994..........    12       58        6        6        999          660        (1,564)       (97)         15              77
Net income......    --       --       --       --         --           --         6,175         --          --           6,175
Issuance of
  common
  stock.........    --       --       --       --      1,000         (660)           --         --          --             340
Purchase of
  common
  stock.........    --       --       (1)      (1)    (1,999)          --        (1,000)        --          --          (3,000)
Retirement of
  pledged
  treasury
  stock.........    (2)     (10)      --       --         --           --            (7)        17          --              --
Foreign currency
  translation
  adjustments...    --       --       --       --         --           --            --         --           8               8
                   ---     ----      ---     ----    -------        -----       -------      -----       -----         -------
Balance as of
  June 30,
  1995..........    10       48        5        5         --           --         3,604        (80)         23           3,600
Net loss........                                                                   (479)                                  (479)
Retirement of
  pledged
  treasury
  stock.........    (2)     (10)      --       --         --           --            (7)        17          --              --
Foreign currency
  translation
  adjustments...    --       --       --       --         --           --            --         --          (2)             (2)
                   ---     ----      ---     ----    -------        -----       -------      -----       -----         -------
Balance as of
  March 31,
  1996..........     8     $ 38        5     $  5    $    --        $  --       $ 3,118      $ (63)      $  21         $ 3,119
                   ===     ====      ===     ====    =======        =====       =======      =====       =====         =======


          See accompanying notes to consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                                                      NINE MONTHS
                                                             YEAR ENDED JUNE 30,         ENDED
                                                             --------------------      MARCH 31,
                                                              1994         1995          1996
                                                             -------     --------     -----------
OPERATING ACTIVITIES
Net income (loss)..........................................  $(2,640)    $  6,175       $  (479)
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
     Depreciation and amortization.........................      492          810           597
     Gain on sale of discontinued operations...............       --      (14,250)           --
     Loss on disposition of property.......................      112          340            --
     Changes in operating assets and liabilities:
       Receivables.........................................     (281)         579            46
       Income taxes........................................                 2,107        (2,476)
       Inventories.........................................     (285)        (430)          470
       Other operating assets..............................       --          (19)           94
       Accounts payable....................................     (227)       1,160          (867)
       Other operating liabilities.........................      680         (594)          166
                                                             -------     --------       -------
Net cash used in operating activities......................   (2,149)      (4,122)       (2,449)
INVESTING ACTIVITIES
Capital expenditures.......................................   (1,638)      (1,045)         (747)
Proceeds from sale of discontinued operations, net of
  expenses.................................................       --       14,745            --
                                                             -------     --------       -------
Net cash provided by (used in) investing activities........   (1,638)      13,700          (747)
FINANCING ACTIVITIES
Principal payments under capital lease obligations.........      (62)         (75)          (56)
Principal payments under long-term debt....................     (118)      (4,025)          (16)
Net borrowings (repayment) under revolving line-of-credit
  agreement................................................    1,132       (3,632)          278
Proceeds from issuance of long-term debt...................    2,360        3,102             7
Proceeds from issuance of common stock.....................    1,000        1,000            --
Repurchase of common stock.................................     (513)      (3,000)           --
                                                             -------     --------       -------
Net cash provided by (used in) financing activities........    3,799       (6,630)          213
Effect of exchange rate changes on cash and cash
  equivalents..............................................       52          (28)           --
                                                             -------     --------       -------
Increase (decrease) in cash and cash equivalents...........       64        2,920        (2,983)
Cash and cash equivalents at beginning of period...........       19           83         3,003
                                                             -------     --------       -------
Cash and cash equivalents at end of period.................  $    83     $  3,003       $    20
                                                             =======     ========       =======


          See accompanying notes to consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1996


NOTE A -- BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Business Description

     Richard-Allan Medical Industries, Inc. and Subsidiary (the Company) manufactures and markets surgical operating room supplies. The Company markets these products both domestically and abroad through the use of a direct sales force and foreign distributors. A division that manufactures and markets diagnostic reagents used primarily in hospital laboratories was sold in 1995 (see Note B).


  Basis of Financial Statement Presentation



     The Company has elected to change its fiscal year end to March 31. Fiscal 1996 is a nine month transition period ended March 31, 1996. During the nine month period ended March 31, 1995, the Company's unaudited results of operations included: net sales of $14.4 million; gross profit of $5.9 million; income tax credits of $352,000; and a net loss of $4.8 million.


  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Richard-Allan Medical Industries (U.K.) Ltd. (subsidiary). All material intercompany balances and transactions are eliminated.

  Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


  Cash Equivalents


     The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents reported in the balance sheets equal their fair value.



  Accounts Receivable and Concentration of Credit Risk



     The Company sells to a large number of domestic and foreign customers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An allowance for doubtful accounts is maintained at a level that management believes is sufficient to cover potential credit losses.


  Foreign Currency Translation


     The financial statements of the subsidiary have been translated into U.S. dollars in accordance with Financial Accounting Standards Board ("FASB") Statement No. 52, Foreign Currency Translation. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet dates, and operations statement accounts have been translated using the average exchange rates for the respective periods. The gains and losses resulting from the changes in exchange rates from period to period have been reported as a separate component of stockholders' equity. The effect on the statements of operations of transaction gains and losses is insignificant for all periods presented.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

  Inventories


     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for U.S. inventories which approximate 93% and 92% of total inventories at March 31, 1996 and June 30, 1995, respectively.


  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

  Income Taxes

     Deferred income taxes are provided on the difference in earnings determined for tax and financial reporting purposes. Deferred income taxes have been calculated under the liability method in accordance with FASB Statement No. 109, Accounting for Income Taxes.

     Income taxes have not been provided on the undistributed earnings of Richard-Allan Medical Industries (U.K.) Ltd. as it is the Company's intention to indefinitely reinvest such earnings in the subsidiary's operations and not to transfer them in the form of a taxable transaction.

  Research and Development Expenses

     Research and development expenses are charged against income as incurred.

  Revenue Recognition

     Revenue from sales of manufactured products is recognized upon shipment to customers (see Note H).

  Advertising Expense

     Advertising and promotion costs are expensed as incurred.


  Reclassification



     Certain amounts for 1995 and 1994 have been reclassified to conform with the 1996 presentation.


NOTE B -- DISCONTINUED OPERATIONS


     In May 1995, the Company sold substantially all of the assets and operations of its laboratory products division. The proceeds from the sale, net of expenses, were approximately $14.7 million. The 1995 consolidated statement of operations excludes sales and expenses of the laboratory products division from continuing operations, and fiscal 1994 results have been restated to conform with this presentation. Net sales of the laboratory products division totaled $7,829,000 from July 1994 through May 1995, and $9,014,000 for the year ended June 30, 1994. The remaining assets of the laboratory products division have been segregated in the consolidated balance sheet as of June 30, 1995.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

NOTE C -- STOCK SUBSCRIPTION



     During fiscal 1994 a stockholder made a commitment to purchase common stock in an amount sufficient to maintain compliance with debt covenants. The amount of the stock purchase was determined after June 30, 1994 based on financial statement amounts, and the stock purchase occurred on August 30, 1994. The purchase has been recorded as a 1994 increase in stockholders' equity, and is a noncash financing activity for purposes of the 1994 consolidated statement of cash flows.


NOTE D -- INVENTORIES


     Inventories from continuing operations are summarized as follows (in thousands):



                                                                       JUNE 30,     MARCH 31,
                                                                         1995         1996
                                                                       --------     ---------
    Raw materials and work in process................................   $  695        $  604
    Finished goods...................................................    1,027           647
                                                                        ------        ------
                                                                        $1,722        $1,251
                                                                        ======        ======



     If the first-in, first-out method of valuation had been used for all inventories by the Company, inventories would have been approximately $237,000 higher than reported at both March 31, 1996 and June 30, 1995.


NOTE E -- LEASES


     The Company leases certain land, manufacturing and office facilities and equipment under noncancelable leases. As of March 31, 1996, future net minimum lease payments under the capital leases and future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year were as follows (in thousands):




                                                                                      OPERATING
    TWELVE MONTHS ENDED MARCH 31,                                  CAPITAL LEASES      LEASES
    -----------------------------                                  --------------     ---------
    1997.........................................................        $47             $ 7
    1998.........................................................         --               3
                                                                                         ---
                                                                                          --
                                                                         ---
    Total minimum lease payments.................................         47             $10
                                                                                         ===
    Less amount representing interest............................          2
                                                                         ---
    Present value of net minimum lease payments..................        $45
                                                                         ===



     The Company pays property taxes, insurance and maintenance expenses for the building and land, which are leased from Newhauser Associates, a related party. Future minimum lease payments are subject to annual adjustments based on cost of living indices. Additional lease payments resulting from such adjustments totaled approximately $91,000 in 1994, $93,000 in 1995 and $71,000 for the nine months ended March 31, 1996.



     Total lease expense was approximately $299,000 and $254,000 in 1994 and 1995, respectively and $107,000 for the nine month period ended March 31, 1996.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

NOTE F -- LONG-TERM DEBT


     Long-term debt consists of:



                                                                       JUNE 30,      MARCH 31,
                                                                         1995          1996
                                                                       --------      ---------
                                                                           (IN THOUSANDS)
    Notes payable to bank under revolving credit agreement...........   $1,679        $1,956
    Subordinated 12% unsecured note payable to the estate of a former stockholder for redemption of stock, maturing in annual
      installments of $41,963 through July 1997......................       84            84
    12% and 10% unsecured notes payable, maturing at various dates
      through July 2000..............................................      352           359
    Non-interest-bearing note (discounted to present value at a rate of 10%), secured by pledged shares of treasury stock held in escrow, to a former stockholder for redemption of stock,
      maturing in monthly installments varying from $3,000 to $3,500
      through October 1, 1999........................................       79            63
    Present value of lease payments under capitalized leases (see
      Note E)........................................................       99            45
                                                                        ------        ------
                                                                         2,293         2,507
    Less current maturities..........................................      136           160
                                                                        ------        ------
              Total long-term debt...................................   $2,157        $2,347
                                                                        ======        ======



     Effective May 1, 1996, the Company renegotiated the terms of its bank financing agreement. Under the terms of the amended agreement, the Company has a $3.1 million revolving line of credit, with interest payable monthly at the bank's prime rate (8.25% at March 31, 1996) plus 1.5%. Approximately $1.4 million of additional borrowings were available under the line at March 31, 1996, subject to an asset-based lending formula.



     All borrowings under the amended bank financing agreement are required to be paid in full on September 1, 1996, and the bank has stated its intention to call the debt on that date. This arrangement provides a grace period until that date for the Company to achieve compliance with certain financial covenants included in the agreement. The Company is currently in violation of financial covenants related to, among others, minimum working capital requirements. The bank financing agreement also restricts the payment of any dividends, other than dividends payable in Company-owned stock, on any shares of its capital stock.



     The bank borrowings are collateralized by substantially all assets of the Company, a personal guarantee of and life insurance policy on the principal stockholder, a $1 million guarantee by a former officer and stockholder of the Company, and a co-guarantee by Newhauser Associates, a related party. The Company is a co-guarantor of a $1.4 million bank construction loan held by Newhauser Associates that also expires on September 1, 1996.



     As described in Note K, the Company was acquired and became a division of Urohealth Systems, Inc. in August, 1996. In connection with this transaction, all of the Company's debt is being refinanced on a long-term basis. Accordingly, the Company's debt at March 31, 1996 has been classified as long-term, except for amounts which were expected to be repaid prior to the refinancing.



     Interest paid totaled $792,000 in 1994 and $608,000 in 1995, and $185,000 for the nine months ended March 31, 1996. The carrying amount of the Company's long-term debt approximates its fair value.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

NOTE G -- EMPLOYEE BENEFIT PLAN


     The Company has a qualified profit-sharing plan covering employees with more than one year of service, who may elect to defer up to 15% of their compensation. The Company contributes 35% of the participant's deferred salary to the plan, up to 6% of compensation, and makes additional contributions to the plan at its discretion. The amount of Company contributions to the plan was approximately $16,500 in 1994, $88,000 in 1995 and $61,000 for the nine months ended March 31, 1996.


NOTE H -- DISTRIBUTION AGREEMENTS


     Certain international sales of the Company are transacted under the terms of international distribution agreements with foreign companies which the Company entered into in 1992, 1993 and 1994. The agreements appoint the distributor to sell and service all existing and future product lines of the Company in a particular territory. In exchange for these exclusive distribution rights, which range from six to twenty years, and for initial services provided by the Company for the distributor at the time the agreements were entered into, the distributors paid fees to the Company totaling $28,800 in 1994 and agreed to market no competing products in the territory during the term of the agreement. Income recognized by the Company from these distribution agreements was not significant for the periods presented.


NOTE I -- INCOME TAXES


     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets are as follows (in thousands):



                                                                        JUNE 30,     MARCH 31,
                                                                          1995         1996
                                                                        --------     ---------
    Deferred tax assets:
      Operating expense accruals.....................................    $ 200        $ 205
      Financial statement over tax depreciation......................       61           73
      Inventory capitalization for tax purposes......................       51           20
      Other..........................................................       15            3
                                                                         -----        -----
                                                                         $ 327        $ 301
                                                                         =====        =====
    Valuation allowance for deferred tax assets......................    $(327)       $(301)
                                                                         =====        =====


     The Company had no deferred income tax liabilities at March 31, 1996 or June 30, 1995.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

     Significant components of the income tax provision (credit) from continuing operations are as follows (in thousands):




                                                              YEAR ENDED          NINE MONTHS
                                                               JUNE 30,              ENDED
                                                           -----------------       MARCH 31,
                                                            1994       1995          1996
                                                           ------     ------      -----------
    Current:
      Federal............................................  $(734)    $(3,266)       $(376)
      State..............................................     --          --           --
      Foreign............................................     (8)         --           --
                                                           -----     -------        -----
                                                           $(742)    $(3,266)       $(376)
                                                           =====     =======        =====
    Deferred:
      Federal............................................  $  --     $    --        $  --
      State..............................................     --          --           --
      Foreign............................................     --          --           --
                                                           -----     -------        -----
                                                           $  --     $    --        $  --
                                                           =====     =======        =====



     The Company's income tax provision (credit) from continuing operations differed from the income tax provision (credit) from continuing operations at the federal statutory rate of 34%, as follows (in thousands):



                                                                                  NINE MONTHS
                                                          YEAR ENDED JUNE 30,        ENDED
                                                          -------------------      MARCH 31,
                                                           1994        1995          1996
                                                          -------     -------     -----------
    Income tax provision (credit) at the statutory
      rate..............................................  $(1,635)    $(2,551)       $(291)
    Adjustments:
      Increase (decrease) in valuation allowance........      901        (855)         (26)
      Effect of favorable tax determinations............       --          --          (82)
      Other.............................................       (8)        140           23
                                                          -------     -------        -----
    Tax provision (credit)..............................  $  (742)    $(3,266)       $(376)
                                                          =======     =======        =====



     In 1995, the Company utilized approximately $938,000 and $228,000 of net operating loss tax benefit and research and development credit carryforwards, respectively.



     Cash paid for purposes of federal income taxes during the nine month period ended March 31, 1996, was approximately $2.1 million. No cash was paid for purposes of federal income taxes during the years ended June 30, 1995 and 1994.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

NOTE J -- COMMITMENTS AND CONTINGENCIES



     The Company is subject to lawsuits and claims in the ordinary course of business. Management believes that the ultimate resolution of such lawsuits and claims will not have a material adverse effect on the Company's consolidated financial position or results of operations. During fiscal 1995 the Company incurred approximately $2,000,000 in legal fees in successful defense of a patent infringement suit initiated by a large surgical equipment manufacturer, which has been included in selling, general and administrative expenses. The Company is party to a negotiated payment plan for these legal fees. If the Company maintains payments in accordance with the plan, the law firm has agreed to reduce the legal fees charged to the Company by $350,000. This expense reduction will be recognized only after completion of the payment plan and the forgiveness of fees is realized.



     As of March 31, 1996, the Company had entered into various purchase commitments for tooling equipment of approximately $1 million.


NOTE K -- SUBSEQUENT EVENT


     On July 5, 1996, the Company entered into a definitive agreement to be acquired by Urohealth Systems, Inc. (Urohealth). The sale was consummated on August 14, 1996, at which time the Company became a division of Urohealth.



     Urohealth has made commitments to the Company to provide funding for the Company's operations for a minimum of twelve months beginning on July 5, 1996. In addition, Urohealth has entered into a financing arrangement which will be used to refinance all of the Company's debt with debt having maturities greater than one year.

                        PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma condensed combined financial statements are presented to reflect the acquisition of Richard-Allan, on August 14, 1996, the acquisition of Intermed, effective on June 1, 1996, and the acquisition of certain assets of O.R. Concepts effective June 5, 1996 (collectively "the Acquisitions"). These transactions were accounted for as purchases.



     The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the respective historical audited consolidated financial statements of UROHEALTH contained in its Annual Report on Form 10-K for the year ended March 31, 1996 and the audited consolidated financial statements of Richard-Allan included herein.



     The pro forma condensed combined balance sheet as of June 30, 1996 has been prepared as if the Richard-Allan acquisition and the related financing occurred on that date. Additionally, the unaudited pro forma condensed combined balance sheet reflects the funding of the Company's private placement of $50.0 million of Debentures, which was completed in July 1996, as if it had occurred on June 30, 1996. The unaudited pro forma condensed combined statements of operations have been prepared as if the Acquisitions and the related financing occurred on July 1, 1995.



     The unaudited pro forma combined data are based on the separate consolidated financial statements of UROHEALTH, Richard-Allan, Intermed and O.R. Concepts giving effect to the transactions under the assumptions and adjustments outlined in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The pro forma adjustments are based upon available information and upon certain assumptions that UROHEALTH management believes are reasonable given the circumstances. The unaudited pro forma condensed combined results of operations for the three month period ended June 30, 1996 include the unaudited results of operations of Richard-Allan, Intermed and O.R. Concepts for such period. The unaudited pro forma condensed combined results of operations for the nine month fiscal period ended March 31, 1996 include the audited results of operations of Richard-Allan, and the unaudited results of operations of Intermed and O.R. Concepts for such period. The unaudited pro forma condensed combined financial statements are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the Acquisitions occurred on the dates indicated or that may be achieved in the future.



     The Company anticipates significant costs to be incurred in connection with the implementation of a plan of consolidation of the Richard-Allan and Intermed operations. The expenses associated with the restructuring and consolidation are estimated to total approximately $4.0 million, and an additional charge will be taken for incomplete research and development acquired in the Richard-Allan acquisition, which is preliminarily estimated at $25.5 million. These expenses have not been reflected in the unaudited pro forma condensed combined statements of operations. They are anticipated to be recorded as one-time charges in the quarter ending September 30, 1996.



     The Company expects to realize cost savings and efficiencies from the consolidation of the Richard-Allan and Intermed operations and the acquisition of the O.R. Concepts product line. The consolidations include the elimination of certain duplicative corporate and administrative expenses and the manufacture of previously purchased inventories. No assurance, however, can be given regarding the aggregate amount or the timing of cost savings to be achieved by the Company from the consolidation. Such cost savings have not been reflected in the unaudited pro forma condensed combined statement of operations.



     Shares used in the computation of earnings per common share give effect to the applicable exchange ratios for the Richard-Allan and Intermed acquisitions for the three months ended June 30, 1996 and the nine months ended March 31, 1996, presented in the unaudited pro forma condensed combined statement of operations.

                            UROHEALTH SYSTEMS, INC.



              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET


                                 JUNE 30, 1996


                                 (IN THOUSANDS)



                                                                     SALE OF
                                                      RICHARD-     SUBORDINATED     PRO FORMA         TOTAL
                                        UROHEALTH      ALLAN       DEBENTURES      ADJUSTMENTS      PRO FORMA
                                        ---------     --------     -----------     -----------      ---------
Assets
  Current:
  Cash and equivalents................  $ 3,603        $   18        $15,700(g)     $  (2,648)(c)   $ 16,673
  Accounts receivable, net............   11,113         3,472             --               --         14,585
  Inventories.........................   10,971         1,141             --               --         12,112
  Prepaids and deposits...............    2,039           115             --               --          2,154
  Deferred debt issuance costs........      659            --             --               --            659
  Other...............................       24           510             --               --            534
                                        -------        ------        -------          -------       --------
         Total current assets.........   28,409         5,256         15,700           (2,648)        46,717
  Property and equipment, net.........    9,618         4,452             --            4,500(b)      18,570
  Deferred debt issuance costs........    5,490            --             --            1,300(a)       6,790
  Patents, net........................    4,581            --             --               --          4,581
  Deposits and other assets...........      867            80             --               --            947
  Goodwill............................    7,240            --             --           52,904(b)      60,144
  Investment in Richard-Allan.........       --            --             --           60,000(a)          --
                                                                                      (60,000)(b)
                                        -------        ------        -------          -------       --------
         Total assets.................  $56,205        $9,788        $15,700        $  56,056       $137,749
                                        =======        ======        =======          =======       ========
Liabilities
  Current:
  Accounts payable and accrued
    expenses..........................  $10,298        $3,445        $    --        $     800(a)    $ 14,543
  Accrued compensation................    2,141           879             --               --          3,020
  Restructuring accrual...............      645            --             --               --            645
  Revolving line of credit............       --            --             --           10,000(a)      10,000
  Current portion of notes payable and
    capital leases....................      872           220             --               --          1,092
                                        -------        ------        -------          -------       --------
         Total current liabilities....   13,956         4,544             --           10,800         29,300
  Long-term liabilities:
  Notes payable.......................       65         2,648             --           20,000(a)      23,065
                                                                                        3,000(a)
                                                                                       (2,648)(c)
  Capital leases......................      181            --             --               --            181
  Other liabilities...................      284            --             --               --            284
  Restructuring, less current
    portion...........................      797            --             --               --            797
  Minority interest...................    1,090            --             --               --          1,090
  Convertible subordinated
    debentures........................   34,300            --         15,700(g)            --         50,000
Common stockholders' equity:
  Preferred stock.....................       --            38             --              (38)(b)         --
  Common stock........................       14             5             --                2(a)          16
                                                                                           (5)(b)
  Warrants............................    7,546            --             --               --          7,546
  Additional paid-in capital..........   63,952            --             --           27,498(a)      91,450
  Treasury stock......................       --           (63)            --               63(b)          --
  Retained earnings (deficit).........  (65,892  )      2,597             --           (2,597)(b)    (65,892 )
  Foreign currency translation........      (88  )         19             --              (19)(b)        (88 )
                                        -------        ------        -------          -------       --------
  Total common stockholders' equity...    5,532         2,596             --           24,904         33,032
                                        -------        ------        -------          -------       --------
  Total liabilities and stockholders'
    equity............................  $56,205        $9,788        $15,700        $  56,056       $137,749
                                        =======        ======        =======          =======       ========

                            UROHEALTH SYSTEMS, INC.



         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                    FOR THE THREE MONTHS ENDED JUNE 30, 1996


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 O.R.
                                                               CONCEPTS
                                                   RICHARD-      AND        PRO FORMA         TOTAL
                                      UROHEALTH     ALLAN      INTERMED    ADJUSTMENTS      PRO FORMA
                                      ---------    --------    --------    -----------      ---------
Net sales...........................   $16,892     $  5,766    $    885      $    --         $23,543
Cost of sales.......................     5,257        3,122         984           --           9,363
                                       -------      -------      ------      -------         -------
Gross profit........................    11,635        2,644         (99)          --          14,180
Operating expenses:
  Selling, general and
     administrative.................     9,106        2,860         982          572(e)       13,520
  Research and development..........       343          360          --           --             703
                                       -------      -------      ------      -------         -------
                                         9,449        3,220         982          572          14,223
                                       -------      -------      ------      -------         -------
Income (loss) from operations.......     2,186         (576)     (1,081)        (572)            (43)
Other income (expense):
  Minority interest.................       (18)          --          --           --             (18)
  Interest income...................        51           --          --           --              51
  Interest expense..................      (961)         (80)         (2)        (743)(d)      (1,786)
  Other.............................        --           --         (11)          --             (11)
                                       -------      -------      ------      -------         -------
Income (loss) before taxes and
  extraordinary item................     1,258         (656)     (1,094)      (1,315)         (1,807)
Income tax expense (benefit)........        --         (134)         --           --(f)         (134)
                                       -------      -------      ------      -------         -------
Income (loss) before extraordinary
  item..............................   $ 1,258     $   (522)   $ (1,094)     $(1,315)        $(1,673)
                                       =======      =======      ======      =======         =======
Earnings per share:
  Income (loss) before extraordinary
     item...........................   $ 1,258                                               $(1,673)
  Dividends and accretion on
     redeemable convertible
     preferred stock................      (103)                                                 (103)
                                       -------                                               -------
  Income (loss) before extraordinary
     item attributable to common
     stockholders...................   $ 1,155                                               $(1,776)
                                       =======                                               =======
  Income (loss) before extraordinary
     item per share attributable to
     common stockholders............   $  0.09                                               $ (0.11)
                                       =======                                               =======
Weighted average number of
  shares(h).........................    13,442                                                15,676
                                       =======                                               =======

                            UROHEALTH SYSTEMS, INC.


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                    FOR THE NINE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 O.R.
                                                               CONCEPTS
                                                   RICHARD-      AND        PRO FORMA         TOTAL
                                      UROHEALTH     ALLAN      INTERMED    ADJUSTMENTS      PRO FORMA
                                      ---------    --------    --------    -----------      ---------
Net sales...........................  $ 39,641     $ 15,705    $  4,354      $    --        $  59,700
Cost of sales.......................    12,896        8,195       2,509           --           23,600
                                       -------      -------      ------      -------          -------
Gross profit........................    26,745        7,510       1,845           --           36,100
Operating expenses:
  Selling, general and
     administrative.................    32,218        7,450       1,378        1,717(e)        42,763
  Research and development..........     1,324          765           3           --            2,092
  Restructuring charges.............     5,456           --          --           --            5,456
  Direct acquisition costs..........     4,232           --          --           --            4,232
                                       -------      -------      ------      -------          -------
                                        43,230        8,215       1,381        1,717           54,543
                                       -------      -------      ------      -------          -------
Income (loss) from operations.......   (16,485 )       (705)        464       (1,717)         (18,443)
Other income (expense):
  Minority interest.................       (55 )         --          --           --              (55)
  Interest income...................        23           42          --           --               65
  Interest expense..................    (1,002 )       (183)        (14)      (2,229)(d)       (3,428)
Other...............................       (48 )         (9)         --           --              (57)
                                       -------      -------      ------      -------          -------
Income (loss) before taxes and
  extraordinary item................   (17,567 )       (855)        450       (3,946)         (21,918)
Income tax expense (benefit)........       431         (376)         --           --(f)            55
                                       -------      -------      ------      -------          -------
Income (loss) before extraordinary
  item..............................  $(17,998 )   $   (479)   $    450      $(3,946)       $ (21,973)
                                       =======      =======      ======      =======          =======
Earnings per share:
  Income (loss) before extraordinary
     item...........................  $(17,998 )                                            $ (21,973)
  Dividends and accretion on
     redeemable convertible
     preferred stock................      (579 )                                                 (579)
                                       -------                                                -------
  Income (loss) before extraordinary
     item attributable to common
     stockholders...................  $(18,577 )                                            $ (22,552)
                                       =======                                                =======
  Income (loss) before extraordinary
     item per share attributable to
     common stockholders............  $  (1.50 )                                            $   (1.55)
                                       =======                                                =======
Weighted average number of
  shares(h).........................    12,344                                                 14,578
                                       =======                                                =======

                            UROHEALTH SYSTEMS, INC.



      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



1.  ACQUISITIONS



  Acquisition of Richard-Allan Medical Industries, Inc.



     On July 5, 1996, UROHEALTH entered into an agreement to acquire all of the outstanding capital stock of Richard-Allan in exchange for $27.5 million in cash and 2,084,691 shares of UROHEALTH Common Stock. In addition, the Company agreed to acquire the real estate on which the Richard-Allan facility is located from a partnership for $1.5 million of cash and a $3.0 million note. The acquisition was accounted for as a purchase and has been recorded based upon available information and upon certain assumptions that the Company believes are reasonable in the circumstances. The purchase price has been allocated to the acquired assets and liabilities based on a preliminary determination of their respective fair values.



     The Company is continuing to evaluate the value of acquired incomplete research and development incident to this acquisition. The evaluation includes, among other factors, the stage of development of each product, the time and resources needed to complete each product, expected income and associated risks (including the inherent difficulties and uncertainties in developing and manufacturing new products and potential alternative surgical procedures in future target markets). The Company has estimated a one-time non-cash charge to earnings of approximately $25.5 million for incomplete research and development related to the acquired company that does not have alternative future use. No such charge has been recognized in the pro forma financial information herein.



  Acquisition of The Intermed Group, Inc.



     On July 1, 1996, UROHEALTH acquired Intermed pursuant to the terms of the Agreement and Plan of Merger dated as of June 1, 1996. Under the terms of the agreement, each outstanding share of common stock of Intermed was converted into the right to receive .1242575 shares of UROHEALTH Common Stock, plus cash in the amount of $1.21. Upon consummation of the merger, approximately 149,306 shares of UROHEALTH Common Stock (with a value of $2.05 million) were issued and cash of $1.46 million was paid in exchange for all of the outstanding shares of Intermed common stock. Direct acquisition costs incurred related to the transaction were $400,000. The cash portion of the purchase price was funded using a portion of the proceeds from the sale of the Debentures. The purchase price has been allocated to the acquired assets and liabilities based on a preliminary determination of their respective fair values. It was determined by the Company that the acquired identifiable tangible and intangible assets had a value of $1.18 million and assumed liabilities had a value of $1.61 million.



  Acquisition of Certain Assets of O.R. Concepts, Inc.



     On June 5, 1996, UROHEALTH acquired certain assets of O.R. Concepts pursuant to an Asset Purchase Agreement dated June 5, 1996 among UROHEALTH, O.R. Concepts and Vital Signs, Inc., a New Jersey Corporation. The purchase price for the acquired assets was $2.8 million, payable in cash upon the closing of the transaction. The purchase price was funded using a portion of the proceeds from the sale of the Debentures. The purchase price has been allocated to the acquired assets and liabilities based on a preliminary determination of their respective fair values. It was determined by the Company that the acquired identifiable tangible and intangible assets had a value of $273,000 (net of a $291,000 write-down of certain acquired inventory, reflected as a charge to cost of sales during the three months ended June 30, 1996) and that the assumed liabilities had a value of $20,000.



     The historical amounts included in the accompanying pro forma condensed financial statements as of March 31, 1996 and for the nine months then ended reflect the financial position and results of operations of UROHEALTH prior to the Acquisitions.

          (a) The total purchase price of the Richard-Allan acquisition, including direct acquisition costs and the cost of the related real estate, of $60,000,000 was determined as follows:



             Issuance of 2,084,691 shares of UROHEALTH Common Stock
              at $13.19 per share...................................  $ 27,500,000
             Cash...................................................    29,000,000
             Note payable...........................................     3,000,000
             Direct acquisition costs...............................       500,000
                                                                      ------------
                                                                      $ 60,000,000
                                                                        ==========



             The cash and direct acquisition cost portions of the purchase price were financed with $30.0 million of borrowings under a new $35.0 million bank credit facility that consists of a $20.0 million term loan and a $15.0 million revolving line of credit. The remaining amounts under the new bank credit facility are available for general corporate purposes. The Company incurred $1.3 million of costs in connection with establishment of the new bank credit facility that will be treated as deferred debt issuance costs.



          (b) Allocation of the purchase price of $60,000,000 based on the Company's estimate of the fair market value of assets acquired and liabilities assumed results in the following:



             Net assets at historical amounts.......................  $  2,596,000
             Land and building......................................     4,500,000
             Costs in excess of net assets acquired.................    52,904,000
                                                                      ------------
                                                                      $ 60,000,000
                                                                        ==========



          (c) Repayment of Richard-Allan line of credit upon funding of new bank credit facility.



          (d) Interest on funds used and additional debt assumed to effect the Acquisitions including the new bank credit facility ($30.0 million), assumed note payable ($3.0 million), and internal funds (approximately $1 million) at an estimated composite interest rate of 8.75%.



          (e) Amortization of costs in excess of book value of assets acquired in the Intermed ($4,348,000) and Richard-Allan transactions. Costs in excess of net assets acquired are amortized over 25 years.



          (f) No income tax effect has been provided for the pro forma adjustments since UROHEALTH's historical operations for the period would not permit any additional income tax benefit to be recognized.



2.  SALE OF SUBORDINATED CONVERTIBLE DEBENTURES



          (g) On May 3, 1996, the Company entered into an agreement to sell $50.0 million of the Debentures in a private placement. The Company sold the Debentures as follows: $19.4 million on May 13, 1996, $14.9 million on May 17, 1996, and $15.7 million on July 9, 1996, which has been reflected as a pro forma adjustment in the unaudited pro forma condensed combined balance sheet as of June 30, 1996. These borrowings resulted in aggregate net proceeds of approximately $45.0 million, net of debt issuance costs. The Company used $16.5 million of the proceeds to repay amounts outstanding under a revolving line of credit and a bank note. In connection with the debt extinguishments the Company incurred expenses of approximately $3 million during the three month period ended June 30, 1996 which have been accounted for as extraordinary charges and therefore excluded from the unaudited pro forma condensed combined statement of operations for such period pursuant to SEC regulations. This amount is reflected as a reduction of retained earnings in the unaudited pro forma condensed combined balance sheet.



3.  PER SHARE CALCULATIONS



          (h) The aggregate weighted average common share amounts represent the weighted average common shares of UROHEALTH plus the number of shares issued for Richard-Allan and Intermed. Common stock equivalents have not been included in the calculation as they are anti-dilutive.